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                                   EXHIBIT 11

                             SCHOLASTIC CORPORATION
        COMPUTATION OF NET INCOME (LOSS) PER CLASS A, COMMON AND CLASS A
                       SHARE AND COMMON SHARE EQUIVALENTS
             (Amounts in thousands except shares and per share data)

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                                                    Three Months Ended            Nine Months Ended
                                               ---------------------------   --------------------------
                                               February 28,   February 29,   February 28,  February 29,
                                                   1997           1996           1997          1996
                                               ------------   ------------   ------------  ------------
                                                       (Unaudited)                   (Unaudited)
Net income (loss) used for primary
   earnings per share                           $  (12,538)    $    8,889     $   11,941    $   30,219
Net interest savings from assumed conversion
   of Convertible Subordinated Debentures                0            853          2,558         1,847
                                                ----------     ----------     ----------    ----------
Net income (loss) used for fully diluted
   earnings per share                           $  (12,538)    $    9,742     $   14,499    $   32,066
                                                ==========     ==========     ==========    ==========
Primary:
Weighted average Class A and Common
   Shares outstanding                           16,088,377     15,830,313     15,972,576    15,765,778
Common Share equivalents arising from
   outstanding options computed on the
   treasury stock method                                 0        440,650        513,928       376,722
                                                ----------     ----------     ----------    ----------
Primary Class A, Common and Class A
   Share and Common Share Equivalents
   outstanding                                  16,088,377     16,270,963     16,486,505    16,142,500

Fully Diluted:
Additional dilutive effect of outstanding
   options computed on the treasury stock
   method                                                0              0              0        47,359
Assumed conversion of Convertible
   Subordinated Debentures                               0      1,431,174      1,452,045     1,033,625
                                                ----------     ----------     ----------    ----------
Fully diluted Class A, Common and Class
   A Share and Common Share Equivalents
   outstanding                                  16,088,377     17,702,137     17,938,550    17,223,484
                                                ==========     ==========     ==========    ==========

Primary earnings (loss) per share               $    (0.78)    $     0.55     $     0.72    $     1.87

Fully diluted earnings (loss) per share         $    (0.78)    $     0.55     $     0.72    $     1.86
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